Exhibit 99.1

MetLife Announces First Quarter 2020
Preferred Stock Dividend Actions

Declares Series D and Series E Preferred Stock Dividends
Declares Series A Preferred Stock Dividend, Subject to Final Confirmation

NEW YORK, Feb. 18, 2020- MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

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Semi-annual dividend of $29.375 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share. The dividend will be payable March 16, 2020, to shareholders of record as of Feb. 29, 2020.

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Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares (NYSE: MET PRE) each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share. The dividend will be payable March 16, 2020, to shareholders of record as of Feb. 29, 2020.

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Quarterly dividend of $0.25277777 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA), subject to the final confirmation that the company has met the financial tests specified in the certificate of designations for the Series A preferred stock, which the company anticipates will be made and announced on or about March 5, 2020. The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock, and will set an ex-dividend date after the confirmatory announcement. The dividend will be payable March 16, 2020, to shareholders of record as of March 1, 2020.

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Contacts:     For Media:     Ashia Razzaq    (212) 578-1538
For Investors: John Hall (212) 578-7888

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.